Exhibit 99.1
For Immediate Release

Contact:
Kristi Hughes, Braithwaite Communications
khughes@braithwaitepr.com, 215-564-3200, x120

BENEFICIAL MUTUAL BANCORP, INC. CONSUMMATES MINORITY
STOCK OFFERING AND ACQUISITION OF FMS FINANCIAL
CORPORATION

Philadelphia, PA - July 13, 2007—Beneficial Mutual Bancorp, Inc. (“the Company”), announced today it has consummated its minority stock offering and the acquisition of FMS Financial Corporation (“FMS”) (NASDAQ: FMCO), the holding company for Farmers and Mechanics Bank, which has merged with and into Beneficial Mutual Savings Bank. Shares of FMS ceased trading as of the close of business today. The stock of Beneficial Mutual Bancorp is expected to commence trading on July 16, 2007 on the NASDAQ Global Select Market under the symbol “BNCL.”

Beneficial Mutual Bancorp, Inc. sold 23,606,625 shares of common stock at $10.00 per share in a subscription offering, which ended on June 11, 2007, to eligible depositors of Beneficial Mutual Savings Bank and to Beneficial Mutual Savings Bank’s employee stock ownership plan in accordance with subscription rights granted under the Company’s plan of stock issuance. In addition, 950,000 shares of the Company were issued to The Beneficial Foundation. This foundation will continue to enhance the financial and volunteer-based commitment that both Beneficial and FMS have made to support charitable, civic, arts and educational initiatives.

In the merger, shareholders of FMS will receive approximately 11,915,200 shares of Beneficial Mutual Bancorp’s common stock and approximately $64.2 million in cash. No fractional shares of the Company’s common stock will be issued. Persons otherwise entitled to receive a fractional share of FMS common stock will receive cash in an amount equal to $28.00 multiplied by such fraction. Shareholders who made a cash election for their FMS shares, indicated “No Election” or did not submit a completed election form on a timely basis, will receive cash of $28.00 per FMS share.

The purchasers of stock in the subscription offering, the Beneficial Foundation, and former FMS shareholders who received Beneficial Mutual Bancorp’s common stock in the merger will own 44.33% of the Company’s outstanding shares of common stock and the Company’s parent, Beneficial Savings Bank MHC, a mutual holding company, will own 55.67% of the outstanding shares.

The newly-merged company’s board of directors will include Craig W. Yates and Roy D. Yates, former members of the FMS board of directors.

Gerard P. Cuddy, President and Chief Executive Officer of Beneficial Mutual Bancorp, said, “We are pleased by the outstanding support shown by our depositors and that the shareholders of FMS have voted their support for our partnership. We look forward, under our new structure, to uniting the employees and significant financial resources of the two banks for the benefit of our shareholders, customers, and the communities that we serve.”

Sandler O’Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering. The Kafafian Group advised the Company with regard to the acquisition, and Muldoon Murphy & Aguggia LLP served as counsel to Beneficial. Malizia Spidi & Fisch, PC, Washington, D.C. served as counsel to FMS Financial Corporation and Farmers and Mechanics Bank.

The merger is expected to solidify Beneficial’s position as the largest Philadelphia-based bank with more than $3.8 billion in assets, $2.5 billion in deposits and a network of over 70 neighborhood banking offices throughout the Delaware Valley. The combined institution will offer a full array of financial products including commercial, consumer and real estate lending, insurance and brokerage operations. Visit www.thebeneficial.com for more information.

This press release contains certain forward-looking statements about stock issuance and acquisition of FMS Financial Corporation. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the stock issuance, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business of Beneficial Mutual Bancorp, Inc. and Beneficial Mutual Savings Bank.

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